Exhibit 10.5

March 1, 2022

Yuneeb Kahn
[address omitted]

Dear Yuneeb,

Quotient Technology Inc. ("Quotient" or the “Company") is pleased and proud to extend to you an offer of employment with Quotient as our Chief Financial Officer, Principal Accounting Officer and Treasurer, with such appointment to be confirmed by Quotient’s Board of Directors pursuant to the Company’s Bylaws. This position will report to the Chief Executive Officer and will be based in our Salt Lake City office. We look forward to your starting on or before July 1, 2022.

At Quotient, we know that people are our most important asset, and we are happy to offer you a comprehensive compensation package which includes the following:

•An annual base salary of $460,000.00 paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company's salary payroll dates are the 15th and the last working day of each month.

•The opportunity to earn an annual, discretionary bonus of up to 75% of your base salary (less all applicable withholding and deductions). This bonus is based on the Company's overall performance to be determined by the Company in its sole discretion and upon your successful completion of full year objectives and individual performance. The bonus will be prorated to your start date in your first year of employment and you must be an employee of the Company by October 1st to be eligible for the bonus payment. You must remain an employee of the Company and be in good performance standing through each bonus payment date in order to receive your bonus.

•A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Quotient's 401(k) plan, which currently includes a company match of up to $6,000 annually. The complete benefits package is outlined in the attached benefits summary.

•You will be eligible to receive a one-time sign-on bonus in the amount of $150,000.00 which will be payable to you in the payroll period following your Sixtieth (60th) day of employment with the Company, subject to applicable withholding and deductions. Should you leave the Company for any reason within (60) days of your first day of employment, you will not receive the sign-on bonus. Should you voluntarily leave the Company for any reason within one (1) year of your first day of employment with the Company, you will be required to reimburse the Company for a pro-rated amount of your sign-on bonus, payable within (5) business days of your last day of employment with the Company. Subject to the approval and execution of the Change of Control Severance Agreement as discussed below, you will not be required to reimburse the Company if you were terminated without Cause or resigned for Good Reason.

•A one-time, lump sum of $75,000.00 to offset relocation costs associated with the move to Salt Lake City which will be payable to you in the payroll period following your Thirtieth (30th) day of employment with the Company, subject to applicable withholdings and deductions. Should you leave the Company for any reason within (30) days of your first day of employment, you will not receive the relocation assistance. Should you voluntarily leave the Company for any reason within one (1) year of your first day of employment with the Company, you will be required to reimburse the Company a prorated amount of your relocation benefit, payable within five (5) business days of your last day of employment with the Company. Subject to the approval and execution of the Change of Control Severance Agreement as discussed below, you will not be required to reimburse the Company if you were terminated without Cause or resigned for Good Reason.

•A housing allowance up to $10,000.00 per month, subject to applicable withholding and deductions, for the first twelve (12) months after your hire date, subject to your continued employment with the Company. This can be extended up to an additional period of six (6) months with mutual consent.

•Reimbursement of expenses for tax preparation assistance not to exceed $5,000.00 per year, for 2022 and 2023.

•Immigration support through the Company’s immigration counsel to apply for an initial visa for your household partner.

Quotient Technology Inc. 1260 Stringham Avenue, Salt Lake City, Utah 84106 quotient.com

•Subject to the approval of Quotient's Board of Directors or its Compensation Committee, you will be granted a number of restricted stock units (the “RSUs") to acquire a number of shares of Quotient's Common Stock equal to $1,500,000 divided by the stock’s closing price on the first calendar day of the month following the month in which the Board or Compensation Committee approved the grant. The RSUs will be subject to the terms and conditions applicable to awards granted under Quotient's equity incentive plan ("Plan"), as described in the Plan and the applicable award agreement. The RSUs will vest twenty-five percent (25%) of the shares on the one (1) year anniversary of grant date or on the date as determined by the Board of Directors, the Compensation Committee, (the "Vesting Commencement Date"), and six and ¼ percent (6.25%) of the shares every three (3) months thereafter on the anniversary date of the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

•Subject to the approval of Quotient's Board of Directors or its Compensation Committee, you will be granted a number of shares of Quotient's Common Stock equal to $2,700,000 divided by the stock’s closing price on the first calendar day on the month following the month in which the Board or Compensation Committee approved the grant as part of Quotient’s Long-Term Incentive Plan (the “LTI Plan”). The shares will be subject to the terms and conditions applicable to awards granted under the Plan, the LTI Plan and the applicable award agreement. Fifty-percent (50%) of the shares will be time-based restricted stock units (“RSUs”) that vest as follows: six and ¼ percent (6.25%) of the shares will vest on each three-month anniversary of the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. The remaining 50% of the shares will be performance-based restricted stock units (“PRSUs”) that will vest based on Company performance, as described in the LTI Plan, the Plan and applicable award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. Ongoing particpation in the Long-Term Incentive Plan program will be reviewed annually by the Compensation Committee.

•Subject to the approval of Quotient's Board of Directors or its Compensation Committee, and subject to the execution of the enclosed Change of Control Severance Agreement (“CoC Agreement), you will be eligible to receive additional benefits in case of termination of employment without cause or resignation for good reason, both within and outside of a change of control period, pursuant to the terms of the CoC Agreement.

We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter. In order to go forward as an employee of Quotient, you will need to understand and agree to the following:

•We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Confidentiality Agreement"). This is being provided to you with this offer, and, your signed copy will be provided to you on or after your last day of employment. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

•In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with you performing your duties with Quotient. Lastly, we fully expect that you will comply with any prior employers' agreements of this nature or any other obligations you may have to a former employer or otherwise.

•All employment with Quotient is "at-will,” meaning that either you or Quotient may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Quotient regarding this term. Although your job duties, title, compensation and benefits, as well as Quotient's policies and procedures, may change from time to time, the "at will” nature of your employment may only be changed in an express written agreement signed by you and Quotient's Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two weeks' notice.

•During the period that you are employed by Quotient, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Quotient. Please disclose to Quotient in writing any other employment, business or activity that you are currently associated with or participate in that competes with Quotient. You may not assist any other person or organization in competing with Quotient or in preparing to engage in competition with the business or proposed business of Quotient.

•On your first day of work, please bring documentation demonstrating that you have authorization to work in the United States. A list of required documents will be provided to you prior to your start date. If you have questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, you may contact our Human Resources office.

•The Company reserves the right to conduct background investigations and/or reference and credit checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference and credit checks, if any.
This letter, along with the enclosed agreements sets forth the terms of your employment with the Company and supersede and replace any prior understanding or agreements, whether oral, written or implied, between you and Quotient regarding the matters described in this letter.
We would be delighted if you would accept this offer, with all the terms and conditions listed above, by signing and dating both the original of this letter as well as the Confidentiality Agreement and return them to me. This offer, if not accepted, will expire at the close of business on March 1, 2022.

We will mutually agree on external communications.
We cannot tell you how excited we are that you are making the decision to join Quotient! If you have any questions concerning this offer, please contact me.
Very truly yours,
/s/ Steven Boal

Steven Boal, CEO
Quotient Technology Inc.

Agreed to and accepted:

You acknowledge that you have carefully read and considered all provisions of this letter and the attachments and agree that all of the restrictions set forth herein are fair and reasonably required to protect the interests of Quotient. You acknowledge that you have received a copy of this letter and the attachments as signed by you. You acknowledge that, prior to signing this Agreement, you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this letter and the attachments.

/s/ Yuneeb Khan
Yuneeb Khan
Dated: 3/1/2022	Start Date: 7/1/2022

Enclosures:
•Duplicate Original Offer Letter
•At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement
•Benefits Summary
•Change of Control Severance Agreement